SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  NOT APPLICABLE



                HAHN AUTOMOTIVE WAREHOUSE, INC.
     (Exact name of registrant as specified in its charter)



  NEW YORK              0-20984              16-0467030

(State or other     (Commission File         (IRS Employer
 jurisdiction of         Number)           Identification No.)
 incorporation)



         415 W. Main Street, Rochester, New York  14608
          (Address of principal executive offices)    (Zip Code)



Registrant's telephone number, including area code:(716) 235-1595


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Item 5 - Other Events

     The Registrant deems of importants to its stockholders the press release set forth in Exhibit 1 attached hereto.


Item 7 - Financial Statements and Exhibits

     Press release dated July 25, 1997

                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    HAHN AUTOMOTIVE WAREHOUSE, INC.
                              (Registrant)


Dated:  July 25, 1997    By:s// Eli N. Futerman
                         Title: President


                         Exhibit Index



     1.   Press Release dated July 25, 1997

                           Exhibit 1

                                2


NEWS BULLETIN

              RE:  Hahn Automotive Warehouse, Inc.
                     415 West Main Street
                  Rochester, New York 14608


For Further Information:

AT THE COMPANY

Eli N. Futerman, President
Daniel J. Chessin, Executive Vice President
(716) 235-1595

FOR IMMEDIATE RELEASE
July 25, 1997

         Auto Works, Inc. Files Chapter 11 Bankruptcy;
            Hahn Automotive Warehouse, Inc. to Exit
                       AutoWorks Business


ROCHESTER, NY JULY 25, 1997   HAHN AUTOMOTIVE WAREHOUSE, INC.
(NASDAQ: HAHN) announced today its decision to exit the AutoWorks retail business. In a related development, Hahn announced that its AutoWorks, Inc. subsidiary filed for protection under Chapter 11 of the Bankruptcy Code late yesterday in order to assure the orderly administration of the subsidiary's assets and liabilities. The AutoWorks bankruptcy case is pending in the United States Bankruptcy Court for the Western District of New York. Hahn itself is not in bankruptcy.

Hahn is a major distributor of automotive aftermarket products in the Northeast, Mid-Atlantic and Mid-South states and in the Midwest. The AutoWorks business sells automotive aftermarket products through retail locations in the Midwest.

Under Chapter 11, the subsidiary will continue operations as a debtor-in-possession while seeking to restructure its debts. Efforts to maximize the value of AutoWorks will continue in the Chapter 11 proceeding through the sale or liquidation of assets.

Hahn also announced that it expects to take a third quarter charge in the range of $23.5 to $27.5 million ($4.95 to $5.80 per weighted average outstanding share) in connection with write-downs of assets, store closing expenses, reserves for retained liabilities and other items, net of a projected $7.5 million in related present and projected future tax benefits.

Hahn also reported the existence of financial covenant violations, related to Auto Works operating losses and the related charge, in its Credit Facility Agreement with a syndicate of banks and in its Senior Secured Notes, although no defaults

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have been called by these creditors.  "We are, and have always been, current in all of our scheduled payments to the banks and the noteholder and are actively negotiating a forbearance agreement under which the violations would be waived for an interim period. We are optimistic that our lenders will recognize the soundness of our decision to exit the AutoWorks business and agree to the necessary modifications so that Hahn will no longer be in covenant violation," said Daniel Chessin,
Executive Vice President of Hahn.   "We are also actively
negotiating with another lender for an alternative to the bank credit facility," Mr. Chessin added.

The banks have agreed to waive any default arising solely from the AutoWorks bankruptcy filing.

Unless the covenant violations are waived, the banks' credit facility and Senior Secured Notes are subject to acceleration at any time, and the banks could refuse to advance funds under Hahn's operating line. Either such event would have a material adverse effect on Hahn's liquidity, financial position and ability to continue operations.

Eli Futerman, President of Hahn, said he is confident about the future of Hahn's core business, stating that "The traditional wholesale business faces competitive challenges in the marketplace, but we believe that the refocus and rededication of Hahn's management will stabilize the Company and provide further growth. The exit from the retail business reflects our determination that Hahn should not continue to bear AutoWorks' operating losses. The difficulties at AutoWorks, Inc. have been tremendously distracting to management. I believe that this decision will let us concentrate on moving forward in the business we know and understand best."


                     Safe Harbor Statement
   Under the Private Securities Litigation Reform Act of 1995
The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These matters are subject to risks and uncertainties that could cause actual developments to differ materially from those contemplated, including, without limitation: (i) the decisions and actions of lenders and Hahn's ability to renegotiate or replace its credit facilities, and the future expense of such credit facilities; (ii) additional facts and developments, not now known (including, among others, actual sales and profitability of AutoWorks stores pending liquidation or sale thereof, actual proceeds of inventory liquidation, the time until AutoWorks stores can be sold or liquidated and the expense of maintaining such stores for such time, changes and developments

                                4

in the plan for liquidating AutoWorks stores, the actual expense to Hahn under certain AutoWorks leases and contracts on which Hahn is liable, and Hahn's ability to use the tax benefits of the losses associated with the exit from AutoWorks, including its ability to generate future income against which to offset them) which could cause the actual earnings charge to differ materially from the estimate above; (iii) the risks of future litigation by creditors of AutoWorks, Inc. and the risks and uncertainties of bankruptcy court actions; and (iv) the reaction of common vendors to Hahn and AutoWorks, Inc. to the bankruptcy and related events.

Reference is also made to the considerations discussed under the heading "Important Information Regarding Forward-Looking
Statements" in Hahn's Annual Report on Form 10-K dated
December 26, 1996 filed with the Securities and Exchange
Commission and subsequent periodic filings. Hahn assumes no responsibility to update the information included in this press release.